                                                           EXHIBIT 99(c)(3)

                       PREFERRED STOCK PURCHASE AGREEMENT

                  PREFERRED STOCK PURCHASE AGREEMENT, (this "AGREEMENT") dated as of January 8, 1999, by and among T16 Acquisition Corp. ("BUYER"), a Delaware corporation and an indirect, wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("TYCO"), the persons listed on SCHEDULE I hereto (such persons being herein referred to individually as a "SELLER," and, collectively, as "SELLERS"), American Stock Transfer & Trust Company, as escrow agent ("AGENT") and, solely with respect to SUBSECTIONS 11(d) and (f), Alarmguard Holdings, Inc., a Delaware corporation ("ISSUER").

                              W I T N E S S E T H:

                  WHEREAS, Sellers are the registered and beneficial owners of issued and outstanding shares of Series A Preferred Stock (the "SERIES A PREFERRED STOCK") and Series B Preferred Stock (the "SERIES B PREFERRED STOCK" and, together with the Series A Preferred Stock, the "PREFERRED STOCK") of Issuer, in such respective series and amounts as are set forth in SCHEDULE I and on the signature pages hereto; and

                  WHEREAS, Buyer, Tyco and Issuer have entered into an Agreement and Plan of Merger, dated as of January 8, 1999, a copy of which is annexed hereto as ANNEX A (the "MERGER AGREEMENT"), pursuant to which Buyer will commence an offer (the "OFFER") to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of Issuer (the "COMMON STOCK"), and, following the consummation of the Offer and subject to applicable securities laws and the Delaware General Corporation Law, Buyer will be merged with and into Issuer (the "MERGER"), and Issuer will become an indirect, wholly-owned subsidiary of Tyco; and

                  WHEREAS, subject to and upon consummation of the Offer, each Seller desires to sell to Buyer, and Buyer desires to purchase from each Seller all right, title and interest of such Seller in and to such Seller's Preferred Stock free and clear of all liens, claims, charges or encumbrances of any kind (all such right, title and interest being collectively referred to herein as the "ASSIGNED RIGHTS").

                  NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. DELIVERY OF CERTIFICATES. Prior to the execution and delivery of this Agreement, each Seller has delivered to Agent, with copies to Buyer, the original certificates evidencing such Seller's Preferred Stock, together with, in each case, stock powers duly endorsed in blank, accompanied by such power-of-attorneys, certified board of directors resolutions or other documentation as may be required for the registration of transfer to Buyer of such Preferred Stock pursuant to the terms and conditions of this Agreement (all such certificates, powers, powers of attorney, certified board resolutions and other documents being referred to as the "PREFERRED STOCK DOCUMENTATION"), to be held by Agent in escrow in accordance with the terms of this Agreement. Signatures on the stock powers shall be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program.

                  Section 2. SALE AND PURCHASE OF PREFERRED STOCK. (a) Within one (1) business day following the date on which Buyer first makes payment for shares of Common Stock that Buyer has accepted for payment pursuant to the Offer, Buyer shall pay to each Seller the purchase price of $1,400 per share of Preferred Stock together with accrued and unpaid dividends to and including the date of the Effective Time (as defined below) delivered in accordance with
SECTION 1 hereof by such Seller to Agent (the "PURCHASE PRICE") by wire transfer of immediately available funds to the account designated by such Seller on its respective signature page hereto. Upon payment of the Purchase Price to each Seller, such Seller shall irrevocably sell, transfer, grant and convey (collectively, "TRANSFER") to Buyer, without representation or warranty except as provided in this Agreement, and Buyer shall purchase, the Assigned Rights of such Seller (the time of such transfer and purchase of the Assigned Rights of a Seller as aforesaid is referred to as the "EFFECTIVE TIME" with respect to such Seller). Promptly upon delivery by Buyer to Agent of written evidence, consisting of a Federal Reserve Wire Network Reference Number, the time processed and the value date, of payment of the Purchase Price to a Seller, Agent shall release and deliver to Buyer the Preferred Stock Documentation of such Seller held by Agent.

                  (b) If (v) Buyer or its affiliate shall not publicly announce the commencement of the Offer within seven (7) business days from the date of this Agreement, or (w) Buyer or its affiliate or Issuer shall publicly announce that the Merger Agreement has been terminated in accordance with its terms, or
(x) Buyer or its affiliate shall publicly announce that the Offer has expired without Buyer having purchased any shares of Common Stock thereunder or (y) Buyer shall publicly announce that it has increased the per share price payable to the holders of Common Stock in the Offer and the Merger to an amount in excess of $9.25 and such announcement shall not state that the holders of at least 75% of the outstanding shares of Preferred Stock have consented to such increase or (z) Buyer shall not furnish to Agent evidence of payment of the Purchase Price to any Seller or Sellers on or before March 31, 1999, then, in the case of clauses (v), (w), (x) and (y), Agent shall promptly thereafter return the Preferred Stock Documentation to all Sellers or, in the case of clause (z), Agent shall promptly thereafter return to the affected Seller(s), their respective Preferred Stock Documentation. (Any event referred to in the preceding sentence is hereinafter referred to as a "TERMINATION EVENT," except that any event referred to in clause (z) shall be deemed to be a Termination Event only with respect to the affected Sellers(s).) Nothing in this SUBSECTION 2(b) or elsewhere in this

Agreement shall relieve Buyer of its obligation to purchase and pay for the shares of Preferred Stock in accordance with SUBSECTION 2(a) if Buyer has accepted shares of Common Stock for payment pursuant to the Offer.

                  (c) Upon delivery of all of the Preferred Stock Documentation to Buyer and/or each Seller as provided in SUBSECTIONS 2(a) or 2(b), Agent shall have no further duties or obligations under this Agreement.

                  Section 3. SELLERS' REPRESENTATIONS. Each Seller, severally and not jointly, hereby represents and warrants to Buyer and its successors and assigns, as of the date hereof, and as of the Effective Time with respect to such Seller, that:

                  (a) POWER AND AUTHORITY. Such Seller has full power and authority to assign its Assigned Rights and to enter into and perform this Agreement. This Agreement (i) has been duly authorized, executed and delivered by such Seller and (ii) is (subject to the application of bankruptcy, insolvency or receivership laws to such Seller and equitable principles generally) legal, valid and binding and enforceable against such Seller in accordance with its terms;

                  (b) TITLE. Such Seller is the sole legal and beneficial owner of the Assigned Rights and has good title thereto, free and clear of all liens, claims, charges and encumbrances of any kind and at the Effective Time will transfer to Buyer such good title, free and clear of any liens, claims, charges and encumbrances of any kind;

                  (c) NO OTHER CONSENT. No consent, approval, waiver, authorization, notice, declaration or filing ("CONSENT") is required to be received by such Seller from or made by such Seller with any governmental or regulatory authority, agency, department, board, commission or instrumentality or any court, tribunal or arbitrator and any self-regulatory organization (collectively, "GOVERNMENTAL AUTHORITY"), or any other person, in connection with the execution or delivery by such Seller of this Agreement or the transfer by such Seller of such Seller's Assigned Rights pursuant to this Agreement other than such Consents that have heretofore been made or obtained;

                  (d) NO VIOLATIONS. Such Seller's execution and delivery of this Agreement, the consummation by such Seller of the transactions contemplated hereby and compliance by such Seller with any of the provisions hereof will not
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation, Bylaws or other charter document of such Seller, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material contract, agreement, note, indenture, mortgage, lease, license or other arrangement or understanding to which such Seller is a party or by which such Seller or any of its assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon the Assigned Rights of such Seller, or (iv) violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree to which such Seller or its assets or properties are subject;

                  (e) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of such Seller, threatened, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority against such Seller or with respect to its Assigned Rights which, individually or in the aggregate, would reasonably be expected adversely to affect such Seller's transfer of its Assigned Rights pursuant to this Agreement or otherwise to affect its ability to perform its obligations under this Agreement;

                  (f) SOPHISTICATED SELLER. (i) Such Seller is a sophisticated seller with respect to its Assigned Rights, and has adequate information concerning the business and financial condition of Issuer to make an informed decision regarding the sale of its Assigned Rights and has independently and without reliance upon Buyer and based on such information as such Seller has deemed appropriate, made its own analysis and decision to sell its Assigned Rights and to enter into this Agreement; (ii) Buyer has not given any investment advice or rendered any opinion as to whether the sale of the Assigned Rights is prudent; and (iii) such Seller acknowledges that if the Effective Time with respect to such Seller shall occur, the transfer of the Assigned Rights to Buyer hereunder shall be irrevocable and without any recourse to Buyer except with respect to breaches of representations, warranties and covenants expressly set forth in this Agreement, and pursuant to the indemnities contained herein;

                  (g) BUYER'S ACCESS TO INFORMATION. Such Seller acknowledges that Buyer and Buyer's affiliates may have received material non-public information concerning Issuer (the "BUYER UNDISCLOSED INFORMATION") in the course of its due diligence investigation of Issuer conducted in connection with the negotiation of the Merger Agreement. Such Seller acknowledges that the Buyer Undisclosed Information may have caused Buyer to enter into this Agreement to purchase the Assigned Rights and, if disclosed, could have a material affect on such Seller's decision to transfer the Assigned Rights;

                  (h) INSOLVENCY. Such Seller is not insolvent or otherwise in any condition that would entitle any creditor of such Seller, any person acting or purporting to act under authority of any legislation pertaining to bankruptcy or creditors' rights or any banking authority, to require that such Seller divest itself of the purchase price in respect of the assignment hereunder;

                  (i) ACCREDITED INVESTOR. Such Seller is an "accredited investor" as that term is defined in Rule 501 ("RULE 501") of Regulation D promulgated under the United States Securities Act of 1933, as amended, (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT");

                  (j) NO PRIOR ASSIGNMENT. Such Seller has made no prior transfer of its Assigned Rights or of any interest therein;

                  (k) UNPAID OBLIGATIONS. There is no payment obligation of any kind (whether fixed, contingent, conditional or otherwise) in respect of its Assigned Rights that such Seller is or shall be required to pay or otherwise perform that such Seller has not paid or otherwise performed in full; and

                  (l) NO BROKER OR FINDER. Such Seller has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement other than Donaldson, Lufkin & Jenrette Securities Corp.

                  Section 4. BUYER'S REPRESENTATIONS. Buyer hereby represents and warrants to each Seller and such Seller's successors and assigns, as of the date hereof, and as of the Effective Time with respect to such Seller that:

                  (a) POWER AND AUTHORITY. Buyer has full power and authority to purchase such Seller's Assigned Rights and to enter into and perform this Agreement. This Agreement (i) has been duly authorized, executed and delivered by Buyer (ii) is (subject to the application of bankruptcy, insolvency or receivership laws to Buyer and equitable principles generally) legal, valid and binding and enforceable against Buyer in accordance with its terms;

                  (b) NO OTHER CONSENTS. No Consent is required to be received by Buyer from or made by Buyer with any Governmental Authority or any other person in connection with the execution or delivery by Buyer of this Agreement or the purchase by Buyer of such Seller's Assigned Rights pursuant to this Agreement other than such Consents that have heretofore been obtained or made or will be obtained or made prior to the Effective Time;

                  (c) NO VIOLATIONS. Buyer's execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, Bylaws or other charter document of Buyer, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material contract, agreement, note, indenture, mortgage, lease, license or other arrangement or understanding to which Buyer is a party or by which Buyer or any of its assets or property is subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of Buyer or any subsidiary of Buyer or (iv) violate any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree to which Buyer or its assets or properties are subject;

                  (d) LITIGATION. There is no suit, action or proceeding, pending or, to the knowledge of Buyer, threatened, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority against Buyer or any of its affiliates which, individually or in the aggregate, would reasonably be expected adversely to affect Buyer's ability to perform its obligations under this Agreement.

                  (e) SOPHISTICATED BUYER. (i) Buyer is a sophisticated buyer with respect to the Assigned Rights, and has adequate information concerning the business and financial condition of Issuer to make an informed decision regarding the purchase of the Assigned Rights and has independently and without reliance upon such Seller and based on such information as Buyer has deemed appropriate, made its own analysis and decision to acquire the Assigned Rights and to enter into this Agreement; (ii) such Seller has not given any investment advice or rendered any opinion as to whether the purchase of the Assigned Rights is prudent; and (iii) Buyer acknowledges that if the Effective Time with respect to such Seller shall occur, the transfer of the Assigned Rights by such Seller hereunder is irrevocable and without any recourse to such Seller except with respect to breaches of representations, warranties and covenants expressly set forth in this Agreement, and pursuant to the indemnities contained herein;

                  (f) SELLER'S ACCESS TO INFORMATION. Buyer acknowledges that such Seller may possess material non-public information concerning Issuer (the "SELLER UNDISCLOSED INFORMATION") by virtue of such Seller's relationship to Issuer. Buyer acknowledges that the Seller Undisclosed Information may have caused such Seller to enter into this Agreement to transfer the Assigned Rights and, if disclosed, could have a material affect on Buyer's decision to purchase the Assigned Rights;

                  (g) BUSINESS ACTIVITIES. Buyer is a newly formed Delaware corporation and has conducted no business, except such business activities as are contemplated by or incident to the performance of Buyer's obligations under the Merger Agreement, the Offer and this Agreement;

                  (h) ACCREDITED INVESTOR; RESALE. Buyer, together with its affiliates, is an "accredited investor" within the meaning of Rule 501. Buyer acknowledges that the Assigned Rights are not being acquired with a view to resale that would violate any applicable securities law;

                  (i) NO BROKER OR FINDER. Buyer has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

                  (j) FINANCING ARRANGEMENTS. Buyer and Tyco (including for this purpose one or more of its wholly-owned subsidiaries) have funds available to them sufficient to enable Buyer to purchase such Seller's Assigned Rights in accordance with the terms of this Agreement.

                  Section 5. COVENANTS OF SELLERS. Each Seller, severally and not jointly, covenants and agrees that unless a Termination Event shall have occurred:

                  (a) AGREEMENT TO VOTE SHARES. At every meeting of the stockholders or of the holders of any class or series of stock of Issuer called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders or of the holders of any class or series of stock of Issuer with respect to any of the following, such Seller shall cast any votes that it may have at the time against
(x) approval of any Company Takeover Proposal (as defined in the Merger Agreement), (y) any merger

(including, without limitation, an Alternative Transaction (as defined in the Merger Agreement)), consolidation, sale of assets requiring stockholder approval or the approval of the holders of any class or series of stock, reorganization or recapitalization of Issuer, with any other person other than Buyer or its affiliates, and (z) any liquidation or winding up of Issuer (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL");

                  (b) AGREEMENT NOT TO SOLICIT. Such Seller will not, and will not permit any entity under its control to: (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) with respect to an Opposing Proposal or otherwise encourage or assist any person in taking or planning any action that would constitute an Opposing Proposal; or (2) initiate a vote or action by written consent of Issuer's stockholders or of the holders of any class or series of stock with respect to an Opposing Proposal;

                  (c) AGREEMENT NOT TO TRANSFER SHARES. Such Seller shall not effect a transfer or any pledge or other encumbrance of any of its Assigned Rights to or in favor of any person, other than to an affiliate of such Seller who shall have agreed in a writing, in form and substance acceptable to Buyer in its sole discretion, for the benefit of and delivered to Buyer, to be bound by all provisions of this Agreement applicable to such Seller.

                  (d) TENDER OF COMMON STOCK. Such Seller agrees to tender all shares of Common Stock now owned or hereafter acquired by such Seller in the Offer.

                  Section 6. COVENANT OF BUYER. Buyer covenants and agrees that Buyer or its affiliate shall make a prompt public announcement of: (i) the Merger Agreement is terminated in accordance with its terms; or (ii) the Offer expires without Buyer having purchased any shares of Common Stock thereunder; or
(iii) the consideration payable to the holders of the Common Stock in the Offer and the Merger has been increased to an amount in excess of $9.25.

                  Section 7. NO OTHER REPRESENTATIONS. Each Seller and Buyer acknowledge and represent and warrant to each other that no party has made any representation or warranty, whether express or implied, of any kind or character except as expressly set forth or implied in this Agreement.

                  Section 8. PAYMENT AND DELIVERY BY SELLERS. Each Seller, severally and not jointly, agrees to cause any distributions with respect to Preferred Stock ("DISTRIBUTIONS") owned by such Seller paid or delivered after the Effective Time to be paid or delivered directly to Buyer. In the event that a Seller nevertheless receives any such Distributions after the Effective Time with respect to such Seller, (i) such Seller agrees to accept the same as agent on behalf of and for the sole benefit of Buyer, and to pay or deliver the same forthwith to Buyer (free of any withholding, set-off or deduction of any kind) in the same form received, with the endorsement of such Seller, without recourse, when necessary or appropriate; and (ii) no Seller shall have any legal, equitable or beneficial interest in such Distributions.

                  Section 9. INDEMNITIES. (a) Each Seller, severally and not jointly, agrees to indemnify, defend and hold Buyer and its officers, directors, employees, agents and controlling persons and their successors and assigns (collectively, the "BUYER INDEMNITEES") harmless from and against any and all expenses, losses, claims, judgments, damages, liabilities or obligations (collectively, "LIABILITIES") which are incurred by the Buyer Indemnitees or any of them, including without limitation reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to such Seller's breach of any of the representations, warranties, covenants or agreements of such Seller set forth in this Agreement.

                  (b) Buyer agrees to indemnify, defend and hold each Seller and such Seller's officers, directors, employees, agents and controlling persons and their successors and assigns (collectively, the "SELLER INDEMNITEES") harmless from and against any and all Liabilities which are incurred by or threatened against the Seller Indemnitees or any of them, including without limitation reasonable attorneys' fees and expenses, caused by, or in any way resulting from or relating to Buyer's breach of any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement.

                  Section 10. FILINGS AND FURTHER ASSURANCES. From and after the Effective Time, each Seller agrees to take such other reasonable steps as may be requested by Buyer to effect the transfer of the Assigned Rights of such Seller to Buyer. Each party further agrees to execute and deliver, or to cause to be executed and delivered, all such instruments (including all necessary endorsements) and to take all such action as any other party may reasonably request in order to effectuate the intent and purposes, and to carry out the terms, of this Agreement.

                  Section 11. CERTAIN AGENT MATTERS. (a) Agent shall receive, hold and distribute the Preferred Stock Documentation in accordance with SECTIONS 1 and 2.

                  (b) Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any instructions and directions furnished pursuant to and in accordance with this Agreement.

                  (c) Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper, notice or other document furnished to it by Buyer or any Seller and believed by Agent to be genuine and to have been signed and presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, the propriety or validity thereof, or the authority or authorization of the party or parties making and/or delivering the same to do so.

                  (d) Buyer and Issuer, jointly and severally, agree to pay Agent upon demand all reasonable expenses incurred by Agent in connection with its duties hereunder, including any reasonable attorneys fees or other legal costs, expenses and disbursements.

                  (e) Neither Agent nor any of its directors, officers, partners, employees, controlling persons or agents, direct or indirect, shall be liable to Buyer or any Seller or any other person or entity for or in respect to any loss, claim, damage, or liability resulting from, or arising out of, any action taken or omitted by Agent in connection with this Agreement, except for any loss, claim, damage or liability which shall finally be adjudicated to be the result of gross negligence or willful bad faith on the part of Agent or any such director, officer, partner, employee, controlling person or agent.

                  (f) Buyer and Issuer, jointly and severally, covenant and agree to reimburse, indemnify and hold harmless Agent from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, and expenses (including without limitation reasonable attorneys' fees and expenses) incurred or suffered by Agent, or to which Agent may become subject and not resulting from any negligence, bad faith or willful misconduct on Agent's part, arising out of or incident to this Agreement or the administration of Agent's duties hereunder, or arising out of or incident to Agent's compliance with the instructions set forth herein or with any instructions delivered to Agent pursuant hereto, or as a result of Agent defending itself against any claim or liability resulting from Agent's actions as Agent, including any claim against Agent by any Seller, which covenant and agreement shall survive the termination hereof. Agent hereby represents that Agent will notify each of Buyer and Issuer by letter, or facsimile confirmed by letter, of any receipt by Agent of a written assertion of a claim against Agent, or any action commenced against Agent, within ten (10) business days after Agent's receipt of written notice of such assertion or Agent's having been served with the summons or other first legal process giving information as to the nature and basis of any such action. However, Agent's failure to so notify Buyer and Issuer shall not operate in any manner whatsoever to relieve Buyer and Agent from any liability which they may have on account of this SUBSECTION 11(f) if no prejudice occurs. At their election, Buyer and/or Issuer may assume the conduct of Agent's defense in any such action or claim at their joint cost and expense. In the event that Buyer and/or Issuer elect to assume the defense of any such action or claim and confirm to Agent in writing that the indemnity provided for in this SUBSECTION 11(f) applies to such action or claim, neither Buyer nor Issuer shall be liable for the fees and expenses of any counsel thereafter retained by Agent.

                  (g) This Agreement sets forth exclusively the duties and obligations of Agent with respect to any and all matters pertinent to its acting as such hereunder. Agent shall not be obligated to refer to, and shall not be bound by, any other document or agreement.

                  Section 12. MISCELLANEOUS. (a) COSTS AND FEES. Except as otherwise expressly provided for herein, each party to this Agreement shall bear its own costs and expenses, including, but not limited to, attorneys' fees and expenses, in connection with the transactions contemplated hereby.

                  (b) INTEGRATION. This Agreement constitutes the complete agreement of the parties hereto with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Agreement. Notwithstanding the foregoing, the confidentiality letters between Issuer and each Seller shall survive the execution and delivery of this Agreement.

                  (c) AMENDMENT. This Agreement cannot be amended, modified or supplemented except by an instrument in writing executed by the parties hereto that are to be bound thereby. Furthermore, this Agreement cannot be amended to increase the purchase price payable to any Seller to greater than $1,400 per share of Preferred Stock together with accrued and unpaid dividends to and including the date of the Effective Time without such increased purchase price being offered to each Seller.

                  (d) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the third succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to Agent or Buyer at the following addresses or to any Seller at the address set forth on such Seller's signature page hereto (or at such other address for a party as shall be specified by like notice):

                  (i)      if to Agent, to:

                                    American Stock Transfer Company
                                    6201 15th Avenue
                                    Brooklyn, NY  11219
                                    Attention:  Barry Rosenthal
                                    Telecopy:  (718) 259-1144
                                    Confirm:  (718) 921-8380

                  with a copy to:

                                    American Stock Transfer Company
                                    6201 15th Avenue
                                    Brooklyn, NY  11219
                                    Attention:  Herbert Lemmer
                                    Telecopy:  (718) 331-1852
                                    Confirm:  (718) 921-8209

                  (ii)     if to Buyer, to:

                                    c/o Tyco International (US) Inc.
                                    One Tyco Park
                                    Exeter, New Hampshire 03833
                                    Attention:  Mark A Belnick, Esq.
                                    Telecopy:  (603) 778-7700
                                    Confirm:   (603) 778-9700

                  with a copy to

                                    Kramer Levin Naftalis & Frankel LLP

                                    919 Third Avenue
                                    New York, New York 10022
                                    Attention:  Abbe L. Dienstag, Esq.
                                    Telecopy:  (212) 715-8000
                                    Confirm:   (212) 715-9100.

                  (e) CHOICE OF LAW, CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws provisions thereof. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States Court for the Southern District of New York and the courts of the State of New York located in the City of New York (collectively, the "COURTS") in any action to enforce, interpret or construe any provision of this Agreement or of any other agreement or document delivered in connection with this Agreement, and also hereby irrevocably waives any defense of improper venue, forum non conveniens or lack of personal jurisdiction to any such action brought in those Courts. Each party further irrevocably agrees that any action to enforce, interpret or construe any provision of this Agreement will be brought only in such Courts. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (f) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly the parties further agree that each party shall be entitled to injunctions or restraining orders to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                  (h) BUSINESS DAY. The term "BUSINESS DAY" means any day other than a day on which the commercial banking institutions in the City of New York, Borough of Manhattan are authorized or required by law to remain closed.

                  (i) BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing, including without limitation the delivery of the Preferred Stock Documentation to Buyer, Seller or Agent in accordance with SECTIONS 1 or 2, shall relieve any party from any liability for such party's willful breach of this Agreement or under the indemnification provisions of SECTION 9. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Seller prior to the Effective Time without the prior written consent of Buyer. Buyer may assign its rights, interest and obligations hereunder to any other wholly-owned direct or indirect subsidiary of Tyco, provided that the provisions of the Guarantee immediately following the signature pages hereto shall apply to such other subsidiary.

                  (j) THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party; PROVIDED HOWEVER, that (i) the parties hereto specifically acknowledge that the provisions of
SECTION 9 hereof are intended to be for the benefit of, and shall be enforceable by, the Buyer Indemnitees and the Seller Indemnitees and (ii) Tyco shall be deemed a third party beneficiary of this Agreement with respect to the rights of Buyer.

                  Section 13. CONSENT. Each Seller irrevocably consents to any necessary amendment, modification and/or waiver of (x) Section 8.1 of the Preferred Stock Purchase Agreement, dated as of February 2, 1998 (the "INITIAL PURCHASE AGREEMENT"), to provide that neither this Agreement or the Merger Agreement, nor the transactions contemplated hereby or thereby, shall be deemed to violate or impair the ability of Issuer to perform its obligations under any provision of the Initial Purchase Agreement and (y) Section 4H of the Certificate of Designations of the Preferred Stock to provide that in no event shall the amount payable to the holder of any share of Preferred Stock as a result of the consummation of the Offer or the merger contemplated by the Merger Agreement be other than $1,400 per share of Preferred Stock together with accrued and unpaid dividends to and including the date of the Effective Time. Such consent shall be effective immediately prior to the Effective Time. Each Seller's consent contained in this SECTION 13 shall be void and of no effect if a Termination Event shall occur with respect to such Seller without such Seller's Assigned Rights being transferred to Buyer.

                  Section 14. EFFECTIVENESS. This Agreement shall not be effective unless it is executed by Buyer and by the holders of not less than seventy-five percent (75%) in principal amount of the Preferred Stock and the Guarantee annexed hereto is executed by Tyco.

                     [SIGNATURE PAGES AND GUARANTEE FOLLOW]

                  IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the date first stated above.



                                      T16 ACQUISITION CORP.



                                      By: /s/ Mark A. Belnick
                                         ----------------------------------
                                          Name: Mark A. Belnick
                                          Title: President



                                      ALARMGUARD HOLDINGS, INC.
                                      signing solely with respect to
                                      SUBSECTIONS 11(d) and (f)



                                      By: /s/ Russell R. MacDonnell
                                         ----------------------------------
                                          Name: Russell R. MacDonnell
                                          Title: Chairman, CEO








                [SIGNATURE PAGES OF SELLERS AND GUARANTEE FOLLOW]

                                     FORM OF
                            SIGNATURE PAGE OF SELLER
                                       TO
                       PREFERRED STOCK PURCHASE AGREEMENT


                                                     [NAME OF SELLER]


                                              By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title:

Number of shares of
Series A Preferred Stock:
                           ---------------------------

Number of shares of
Series B Preferred Stock:
                           ---------------------------

Wire Payment Instructions:

              Bank
                        -------------------------
           ABA No.
                        -------------------------
       Account No.
                        -------------------------
      Account Name
                        -------------------------

Address for Notices:

                        -------------------------

                        -------------------------

                        -------------------------
                  Facsimile No.:
                                ---------------------
                  Confirm No.:
                                ---------------------
                  Attention:
                                ---------------------

         with a copy to:

                        -------------------------

                        -------------------------

                        -------------------------
                  Facsimile No.:
                                ---------------------
                  Confirm No.:
                                ---------------------
                  Attention:
                                ---------------------

                                    GUARANTEE

Tyco International Ltd., a Bermuda company, hereby guarantees the full and timely performance by Buyer of each and every obligation of Buyer or any permitted assignee of Buyer under the foregoing Agreement. This is a guaranty of payment and performance, and not of collection, and Tyco International Ltd. acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of the obligations or liabilities of Buyer or its permitted assignee under this Agreement, whether by reason of bankruptcy or otherwise, shall affect the continuing validity and enforceability of this guarantee.

The provisions of Section 11 of the Agreement shall apply to this Guarantee mutatis mutandum, except that the address for notices and other communications to Tyco International Ltd. is:

                  Tyco International Ltd.
                  The Gibbons Building
                  10 Queen Street, Suite 301
                  Hamilton HM11 Bermuda
                  Attention:  Secretary
                  Telecopy:  (441) 295-9647
                  Confirm:   (441) 292-8674


TYCO INTERNATIONAL LTD.



By: /s/ Mark A. Belnick
    ---------------------------
Name: Mark A. Belnick
Title: Executive Vice President
       Chief Corporate Counsel

                                         SCHEDULE I

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
           SELLER              SHARES OF SERIES A      SHARES OF SERIES B   PURCHASE PRICE*
                                PREFERRED STOCK         PREFERRED STOCK
--------------------------------------------------------------------------------------------
Ziff Asset Manage-                    7,250                                  $10,150,000.00
ment, L.P.
--------------------------------------------------------------------------------------------
Canaan Equity L.P.                                          5,000              7,000,000.00
--------------------------------------------------------------------------------------------
BF Partners                             400                                      560,000.00

--------------------------------------------------------------------------------------------
Paul Finkelstein                        100                                      140,000.00
--------------------------------------------------------------------------------------------
David Heidecorn                          75                                      105,000.00
--------------------------------------------------------------------------------------------
Russell MacDonnell                      125                                      175,000.00
--------------------------------------------------------------------------------------------
Exeter Capital                        2,500                                    3,500,000.00
Partners IV, L.P.
--------------------------------------------------------------------------------------------
Aetna Life Insurance                  5,000                                    7,000,000.00
Company
--------------------------------------------------------------------------------------------
Advance Capital                       1,726                                    2,416,400.00
Offshore Partners
--------------------------------------------------------------------------------------------
Advance Capital                       5,524                                    7,733,600.00
Partners, L.P.
--------------------------------------------------------------------------------------------
Elliott Associates,                   2,000                                    2,800,000.00
L.P.
--------------------------------------------------------------------------------------------
OZ Master Fund, Ltd.                  2,000                                    2,800,000.00
--------------------------------------------------------------------------------------------
Lehman Brothers                       5,000                                    7,000,000.00
Capital Partners III,
L.P.
--------------------------------------------------------------------------------------------
IBJ Schroder Bank &                     200                                      280,000.00
Trust Company, NY
--------------------------------------------------------------------------------------------
Granite Properties                    1,500                                    2,100,000.00
Management Corp.
--------------------------------------------------------------------------------------------
Westgate                              2,000                                     2,800,00.00
International, L.P.
--------------------------------------------------------------------------------------------
Credit Suisse                           200                                      280,000.00
--------------------------------------------------------------------------------------------
Kenneth Gross                           100                                      140,000.00
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

*        Purchase price does not include accrued and unpaid dividends.